Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus Rebecca Squires (650) 962-4126 publicrelations@conceptus.com

CONCEPTUS REPORTS FOURTH QUARTER

FINANCIAL RESULTS

Provides Update on Medicaid Reimbursement Coverage

MOUNTAIN VIEW, Calif. (February 15, 2006) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® non-incisional permanent birth control system, today reported financial results for the three and 12 months ended December 31, 2005.

Net sales for the fourth quarter of 2005 were $6.8 million, up 87% over net sales of $3.6 million for the fourth quarter of 2004 and up 23% over net sales of $5.5 million for the third quarter of 2005. These results exceed the Company’s guidance for 2005 fourth quarter net sales of $6.0 million to $6.2 million. The net loss for the fourth quarter of 2005 narrowed to $4.4 million, or $0.15 per share, compared with the net loss for the fourth quarter of 2004 of $6.4 million, or $0.25 per share, and compared with the net loss for the third quarter of 2005 of $5.0 million, or $0.18 per share. These results are better than the Company’s guidance for 2005 fourth quarter net loss of $5.1 million to $5.2 million. For the fourth quarter of 2005 the Company’s total cash used was $4.5 million, compared with $5.0 million for the fourth quarter of 2004 and $5.7 million for the third quarter of 2005.

For the 12 months ended December 31, 2005, Conceptus reported net sales of $21.2 million, up 82% over 2004 net sales of $11.6 million. The net loss for 2005 decreased to $21.8 million, or $0.82 per share, from the net loss for 2004 of $26.1 million, or $1.05 per share.

The increase in net sales for the 2005 fourth quarter and full year over the comparable 2004 periods is due to higher commercial sales of the Essure system in the U.S. as a result of an increase in the number of physicians using the product, higher utilization rates among trained physicians and implementation of the CPT code covering the Essure procedure. During the fourth quarter of 2005, Conceptus enrolled 355 physicians into the Essure preceptorship program, bringing the total number of U.S. physicians who have performed the Essure procedure to 2,882 as of December 31, 2005. This represents an increase of 1,201 physicians that have performed the Essure procedure as of December 31, 2005 compared with December 31, 2004. The Company estimates that 19% of the 2005 fourth quarter sales were to physicians and institutions that perform the Essure procedure in the office or clinic setting.

“We are very pleased with our business momentum and the progress made by our rapidly expanding sales force” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “We are encouraged that we have generally maintained our average sales per territory while doubling the number of sales representatives during 2005. This increased sales rep focus on the physician has resulted in significant gains in penetration, utilization and in-office procedures. As of the end of 2005 we have 398 physicians who perform the Essure procedure in-office.”

Gross profit for the fourth quarter of 2005 was $4.2 million, or 62% of net sales. This compares favorably with gross profit for the fourth quarter of 2004 of $1.9 million, or 51% of net sales. The increase in gross margin is related to lower per-unit costs associated with higher sales volume and the domestic price increase instituted earlier in 2005. Gross profit margins declined slightly from 64% in the third quarter of 2005 due to a higher proportion of international sales during the fourth quarter of 2005.

Research and development expenses were $1.2 million for the fourth quarter of 2005, compared with $0.8 million for the fourth quarter of 2004. This increase reflects higher product development, clinical and manufacturing engineering expenditures, which are substantially related to the ongoing development of improvements to the Essure device.

Selling, general and administrative expenses were $7.7 million for the fourth quarter of 2005, unchanged from $7.7 million for the fourth quarter of 2004 and up from $7.6 million for the third quarter of 2005. The Company has been expanding its sales force which numbered 41 sales representatives at the end of 2005, an increase from 19 sales representatives at the end of 2004 and from 38 at the end of the third quarter of 2005. The increased expenses from this expansion have been partially or entirely offset by other expense reductions, particularly in the year over year period with lower direct to consumer advertising expenses in the current quarter.

Cash, cash equivalents, short-term investments and restricted cash were $32.5 million as of December 31, 2005, slightly higher than the December 31, 2004 level of $32.3 million. During the third quarter of 2005 the Company raised approximately $23.0 million in a private placement of equity.

“We made solid progress in advancing the commercialization of the Essure procedure throughout 2005 and we look forward to further success during 2006,” said Mark Sieczkarek. “During the year we secured important reimbursement coverage including decisions from United Healthcare and 16 state Medicaid programs, such that today we estimate eight out of ten women in the U.S. have excellent coverage for the

Essure procedure. With our FDA-approved five-year effectiveness rate, 2,900 physicians that have performed the procedure, increasing numbers of physicians that are performing the procedure in office settings, and more than 52,000 women relying on the Essure device there is a broadening indication that the Essure procedure will replace tubal ligation as the standard of care for permanent birth control. There is no other permanent birth control method that approaches our track record for safety, efficacy and cost effectiveness.”

Medicaid Update

Conceptus also announced that as of February 14, 2006 the Essure procedure has received coverage decisions from 37 state Medicaid programs covering 24.3 million lives. This represents approximately 69% of all Medicaid covered lives and an increase of 16 states and approximately 13 million covered lives from the last update provided by the Company at the end of 2004. Newly added states include some large populations such as New York, Texas, and Wisconsin. Coverage among the 37 states is not uniform with respect to site of service covered and payment amounts reimbursed. Nineteen states have a global fee for in-office reimbursement that exceeds $1,500, an amount the Company considers good to excellent. The remaining states either do not cover in-office procedures at all or have a global fee that is less than $1,500. In total, including private pay lives, Conceptus estimates that 88% of the covered lives in the United States have favorable reimbursement for the Essure procedure.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. The Essure procedure is 99.80% effective after four years of follow-up. The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at
1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding growth in net sales and the sales force, physician utilization and the performance of Essure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$6,767	$3,622	$21,169	$11,612

Cost of goods sold	2,568	1,757	8,396	7,112

Gross profit	4,199	1,865	12,773	4,500

Operating expenses:
Research and development	1,244	818	4,264	4,067
Selling, general and administrative	7,687	7,672	31,255	27,075

Total operating expenses	8,931	8,490	35,519	31,142

Operating loss	(4,732)	(6,625)	(22,746)	(26,642)

Interest and other income, net	334	205	945	573

Net loss	$(4,398)	$(6,420)	$(21,801)	$(26,069)

Basic and diluted net loss per share	$(0.15)	$(0.25)	$(0.82)	$(1.05)

Shares used in computing basic and diluted net loss per share	28,741	25,391	26,725	24,754

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	Decmber 31,	December 31,
	2005	2004

Cash, cash equivalents, short-term investments and restricted cash	$32,492	$32,271

Accounts receivable, net	4,519	2,067

Inventories, net	3,392	2,022

Other current assets	1,110	937

Total current assets	41,513	37,297

Property and equipment, net	2,743	1,322

Intangible assets, net	1,550	1,750

Other assets	1,603	1,808

Total assets	$47,409	$42,177

Total liabilities	7,238	5,183

Common stock and additional paid in capital	245,301	220,323

Accumulated deficit	(205,130)	(183,329)

Total stockholders’ equity	40,171	36,994

Total liabilities and stockholders’ equity	$47,409	$42,177

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